Exhibit 10.9
ResMed Inc.
Summary for Director Stock Option Award Agreement
1.Name of Participant:             [ParticipantName]
2.Date of Grant:             [GrantDate]
3.Grant Price:            [GrantPrice]
4.Options Granted:             [QuanityGranted]
5.Expiration Date:         [ExpirationDate]
Vesting Schedule. Subject to the terms of the Agreement, the Options shall vest and become exercisable at the earlier of (i) the first November 11 following the Grant Date, or (ii) the date of the first annual meeting of stockholders of the Company following the Grant Date.
[VestingDateandQuantity]

Non-Employee Director
RESMED INC.
DIRECTOR STOCK OPTION AGREEMENT
This Director Stock Option Agreement, including any specific terms and conditions set forth in Appendices I and II hereto (collectively, the "Agreement") sets forth the terms of a Stock Option (the "Option") granted by ResMed Inc., a Delaware corporation (the "Company"), pursuant to the ResMed Inc. 2009 Incentive Award Plan, as amended and restated (the "Plan") and the Summary of Stock Option Grant (the “Summary”) displayed at the Web site of the Company’s plan administrator. The Plan and the Summary, which specifies the person to whom the Option is granted (“Grantee”) and other specific details of the grant and the electronic acceptance of the Summary at the Web site of the Company’s plan administrator are incorporated herein by reference.
A.    Grantee is a non-employee director of the Company or a Subsidiary of the Company.
B.    In consideration of services to be performed, Company desires to afford Grantee an opportunity to purchase shares of its Common Stock in accordance with the Plan, as hereinafter provided.
C.    Any capitalized terms not otherwise defined herein shall have the meaning accorded them under the Plan or in the Summary, as applicable.
NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound, agree as follows:
1.Grant of Option. Company hereby irrevocably grants to Grantee an Option to purchase all or any part of the aggregate number of shares of the Common Stock of Company specified in the Summary (the "Option Shares") at the Option price specified in the Summary (the "Option Price"), during the period and subject to the conditions set forth in this Agreement and in the Summary.
2.Option Period. The Option Period begins on the Grant Date specified in the Summary and ends on the Expiration Date specified in the Summary, subject to earlier termination of the Option Period in accordance with Section 7 hereof. Any vested portion of the Option shall be exercised in accordance with the provisions of Sections 3, 4, 5, 6 and 7 hereof during the Option Period. All rights to exercise the Option, and the Option Period, shall terminate on the Expiration Date or such earlier date specified in Section 7 hereof.
3.Option Vesting. The Option shall become vested in full on the earlier of (i) the first November 11 following the Grant Date, or (ii) the date of the first (1st ) annual meeting of stockholders of the Company following the Grant Date. Option vesting shall cease and the Option shall be forfeited as of the Grantee’s Termination of Service. Notwithstanding the foregoing, in the event of a Change in Control (as defined in the Plan) and the Grantee does not continue as a director of the successor entity to such Change in Control, the Option shall be and become fully vested and exercisable as of the effective date of such Change in Control. Notwithstanding the foregoing, if Grantee dies or has a Termination of Service upon incurring a Disability, the unvested portion of the Option shall become fully vested and exercisable as of the date of such Grantee’s death or Termination of Service upon incurring a Disability, as applicable. For purposes of this agreement, “Disability” shall mean a “disability” as defined in U.S. Treasury Regulation Section 1.409A-3(i)(4).

4.Option Exercise Period. Except as provided in Section 10, this Option shall be exercisable during the Option Period in accordance with the Vesting Schedule (as the same may be modified by Section 3 hereof) and at the Option Price per share specified on the Summary. The installments provided for in the Summary are cumulative, such that each installment that vests but is not exercised, may be carried forward and exercised in any future year during the Option Period.
5.Automatic Exercise of Option. Notwithstanding anything in this Agreement to the contrary and subject to Section 7 hereof, in the event the Option has not been exercised on or before the Expiration Date of the Option, and the Fair Market Value of the Common Stock on the Expiration Date of the Option exceeds its Option Price per share by 1% or more, as determined by the Company (or its agent), the vested portion of the Option shall be exercised automatically on the Expiration Date. The Option Price and any withholding obligations for Tax-Related Items (as defined in Section 11 herein) shall be paid through shares of Common Stock issuable upon exercise of the Option having a Fair Market Value at the close of the stock market on the date of exercise that is sufficient to cover the aggregate Option Price and any Tax-Related Items. The Company will thus issue Grantee shares of Common Stock upon such automatic exercise in an amount equal to the number of Option Shares subject to the Option, less the number of shares used to pay the aggregate Option Price and any applicable Tax-Related Items (based on the Fair Market Value of the Common Stock at the close of the market on the date of exercise).
6.Manner of Exercise. Exercise of the Option shall be by written notice as directed by the Company, details of which will be provided to Grantee. The notice shall be accompanied by payment in full in cash, check, or a combination thereof, in the aggregate amount of the Option Price specified in the Summary multiplied by the number of Option Shares to be purchased by Grantee through such exercise, plus payment of any applicable Tax-Related Items required to be withheld. In addition, the Option Price and any associated Tax-Related Items may be paid through the delivery of a notice that Grantee has placed a market sell order with a broker with respect to the shares of Common Stock then issuable upon exercise of the Option, and the broker timely pays a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option Price and any applicable Tax-Related Items withholding obligations.
7.Rights in Event of Termination of Service. In the event of Grantee’s Termination of Service for any reason other than cause, and after giving effect, to the extent applicable, to Section 3 regarding Option acceleration and Section 4 regarding the Option Period, the then vested, unexercised and unexpired portion, if any, of Grantee’s Option as of the date of Termination of Service may be exercised at any time until the earlier of (i) the third anniversary of such Termination of Service, or (ii) the Expiration Date specified in the Summary. After this date, the Option shall be automatically cancelled and the Option Period shall terminate. Notwithstanding the foregoing, in the event of Grantee’s Termination of Service for cause pursuant to the Company’s bylaws, all of Grantee’s outstanding Options, whether vested or unvested, will be cancelled and the Option Period shall terminate immediately as of such Termination of Service.
8.Transferability of Option.
(a)    Subject to subsection 8(b), the Option is not transferable by Grantee other than by will or by the laws of descent and distribution in the event of the Grantee's death, in which event the Option may be exercised by the heirs or legal representatives of the Grantee as provided in Section 7 hereof. The Option may be exercised during the lifetime of the Grantee only by the Grantee. Any attempt at assignment, transfer, pledge or disposition of the Option contrary to the provisions hereof or the levy of any execution, attachment or similar process upon the Option shall be null and void and without effect. Any exercise of the Option by a person other than the Grantee shall be accompanied by appropriate proofs of the right of such person to exercise the Option.
(b)    Notwithstanding the foregoing provisions of subsection 8(a), for Grantees who are exclusively subject to the laws of the United States, the Administrator, in its sole discretion, may permit the transfer of a Non-Qualified Stock Option held by the Grantee (i) pursuant to a DRO, or (ii) by gift or contribution to a Permitted Transferee. Any Option that has been so transferred shall continue to be subject to all of the terms and conditions as applicable to the original Grantee, and the transferee shall execute any and all such documents requested by the Administrator in connection with the transfer, including without limitation to evidence the transfer and to satisfy any requirements for an exemption for the transfer under applicable federal and state securities laws.
9.Changes in Capital Structure.
(a)    The number of Option Shares covered by this Option and the Option Price shall be equitably adjusted in the event of (i) the payment of any dividend or the making of any distribution of Common Stock to holders of record of Common Stock, (ii) any stock split, combination of shares, recapitalization or other similar change; (iii) the merger or consolidation of the Company into or with any other corporation; or (iv) the reorganization, dissolution, liquidation or winding up of the Company (collectively, the "Event"), and the Grantee shall be entitled to receive such new, additional or other shares of stock of any class, or other property (including cash), as Grantee would have been entitled to receive as a matter of law in connection with such Event had Grantee held the Option Shares on the record date set for such Event. In addition, upon such change, the Option Price of the Option Shares or other securities subject to any unexercised portions of this Option shall be adjusted proportionately so that Grantee shall have the right to purchase the number of Option Shares (as adjusted) under this Option at an Option Price (as adjusted) which Grantee could purchase for the total purchase price applicable to the unexercised portion of this Option immediately prior to such Event had Grantee held the Option Shares on the record date set for such Event. Any fractional shares resulting from such calculation shall be eliminated. The Administrator shall have the authority to determine the adjustments to be made under this Section 9 and any such determination shall be final, binding and conclusive.
(b)    Notwithstanding the provision of this Agreement, in the event of a Change in Control, the Option shall be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option, the Administrator may cause any or all of such Option to become fully exercisable prior to the consummation of such transaction and the Administrator shall notify Grantee of such acceleration and the Option shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Option shall terminate upon the expiration of such period.
10.Legal Requirements.
(a)    If the listing, registration or qualification of the Option Shares upon any securities exchange or under any U.S. and non-U.S. state or federal law, or the consent or approval of any governmental regulatory body is necessary or advisable as a condition of or in connection with the purchase of the Option Shares, the Company shall not be obligated to issue or deliver the certificates representing the Option Shares as to which the Option has been exercised unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained and is in effect. This Option does not hereby impose on the Company a duty to so list, register, qualify, maintain or effect or obtain consent or approval.

(b)    The shares of stock deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued shares or issued shares, which have then been reacquired by the Company. Such shares shall be fully paid and nonassessable.
(c)    The Grantee shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any Option Shares purchasable upon the exercise of any part of the Option unless and until such shares of Common Stock shall have been issued by the Company to the Grantee, as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company, or by the issuance of a stock certificate in Grantee’s name.
11.Responsibility for Taxes.
(a)    Grantee agrees and acknowledges that Grantee will consult with his or her personal tax advisor regarding any income tax, social insurance contributions or other tax-related items legally applicable or deemed legally applicable to Grantee (“Tax-Related Items”) that may arise in connection with the Option and Grantee’s participation in the Plan. Grantee is relying solely on such advisor and is not relying in any part on any statement or representation of the Company or any of its agents in relation to the Option or this Agreement. The Company shall not be responsible for payment of any Tax-Related Items, unless it is required to withhold Tax-Related Items under applicable law. Grantee further acknowledges that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to the grant, vesting or exercise of the Option, the issuance of Option Shares upon exercise of the Option, the subsequent sale of the Option Shares acquired at exercise and the receipt of any dividends; and (ii) does not commit to and is under no obligation to structure the terms of the Award or any aspect of the Option to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result.
(b)    The Company may take such action as it deems appropriate to ensure that all Tax-Related Items, which are Grantee’s sole and absolute responsibility, are withheld or collected from Grantee, if and to the extent required by applicable law. If withholding of Tax-Related Items is required by applicable law, Grantee authorizes the Company, or its agents, in their sole discretion and without any notice to or additional authorization by Grantee, to satisfy applicable withholding obligations, if any, with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from Grantee’s cash fees or other compensation paid to Grantee by the Company; (ii) causing Grantee to tender a cash payment (i.e., check or bank wire); (iii) withholding from the proceeds of the sale of Option Shares issued upon exercise, either through a voluntary sale or through a mandatory sale arranged by the Company (on Grantee’s behalf pursuant to this authorization); (iv) if approved in advance by the Administrator, withholding Option Shares otherwise to be issued upon exercise; or (v) any other method determined by the Company, to the extent permitted under the Plan and applicable laws. Further, the Company may withhold or account for Tax-Related Items by considering statutory withholding amounts or other applicable withholding rates, including maximum rates applicable in the country in which tax is due (to the extent permitted by the Plan). In the event of over-withholding, Grantee may receive a refund of any over-withheld amount in cash (with no entitlement to the Common Stock equivalent) or, if not refunded, Grantee may be able to seek a refund from the applicable tax authorities. In the event of under-withholding, Grantee may be required to pay additional Tax-Related Items directly to the applicable tax authorities or to the Company. If the obligation for Tax-Related Items is satisfied by withholding shares of Common Stock, for tax purposes, Grantee will be deemed to have been issued the full number of Option Shares subject to the exercised Options, notwithstanding that a number of the Option Shares is held back solely for the purpose of paying the Tax-Related Items.

(c)    The Company shall not be obligated to deliver any new certificate representing shares of Common Stock to Grantee or Grantee’s legal representative or enter such shares of Common Stock in book entry form unless and until Grantee or Grantee’s legal representative shall have paid or otherwise satisfied Grantee’s obligations in connection with the Tax-Related Items resulting from the Option or the Option Shares subject to the Options.
12.No Obligation to Exercise Option. Grantee shall be under no obligation to exercise the Option.
13.Fractional Option Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the exercise of this Option, but the Company shall issue one additional share of its Common Stock in lieu of each fraction of a share otherwise called for upon any exercise of this Option.
14.Notices. All notices required or permitted hereunder shall be in writing and shall be deemed to be properly given when personally delivered to the party entitled to receive the notice or when sent by certified or registered mail, postage prepaid, properly addressed to the party entitled to receive such notice at the address stated below:

If to Company:	ResMed Inc. 9001 Spectrum Center Blvd San Diego, CA 92123 USA Attn: Michael Rider, Global General Counsel & Secretary

If to Grantee:	Address of Grantee on file with ResMed Inc. or its Subsidiary

15.Administration. This Option has been granted pursuant to the Plan adopted by the Board of the Company and approved by the stockholders of the Company, and is subject to the terms and provisions thereof. By acceptance, hereof Grantee acknowledges receipt of a copy of the Plan. All questions of interpretation and application of the Plan and this Option shall be determined by the Company, and such determination shall be final, binding and conclusive.
16.No Right to Continued Service. Nothing in this Agreement or the Plan confers upon Grantee any right to continue in service for any period of specific duration.
17.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
18.Governing Law / Venue. This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to conflicts of laws or principles. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award of Options or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of San Diego County, California, or the federal courts for the United States for the Southern District of California and no other courts, where this grant is made and/or to be performed.
19.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Signatures to this Agreement may be provided in electronic format in accordance with the Company’s programs and policies permitting electronic delivery of signatures.
20.Amendment. This Agreement may not be amended in a material adverse way to Grantee except by an instrument in writing signed by the Grantee and the Company.
21.Conformity to Securities Laws. Grantee acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the U.S. Securities and Exchange Commission thereunder, and other U.S. or non-U.S. state and federal securities laws and regulations, as well as any other applicable U.S. or non-U.S. state and federal laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
22.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide (a) to deliver by electronic means any documents related to the Options granted under the Plan, Grantee’s participation in the Plan, or future awards that may be granted under the Plan or (b) to request by electronic means Grantee’s consent to participate in the Plan. Grantee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an online or electronic system established and maintained by the Company or any third party designated by the Company.
23.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
24.Imposition of Other Requirements. The Company reserves the right to impose other requirements on Grantee’s participation in the Plan, on the Options or any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
25.Waiver. Grantee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Grantee or any other Permitted Transferee.
26.Grantees Outside of the United States. If Grantee is a resident of a jurisdiction outside of the United States and subject to the laws of such jurisdiction, then Grantee hereby agrees to be subject to the additional requirements and disclosures set forth in Appendices I and II hereto, both the general terms and any specific terms for Grantee’s country, which are hereby incorporated into this Agreement, regardless of the law that might be applied under principles of conflicts of laws.
27.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice with respect to the Options, nor is the Company making any recommendations regarding Grantee’s participation in the Plan, or Grantee’s acquisition or sale of the underlying shares of Common Stock. Grantee should consult with his or her own personal tax, legal and financial advisors regarding Grantee’s participation in the Plan before taking any action related to the Plan and the Options.

28.Insider Trading / Market Abuse Laws. Grantee acknowledges that, depending on Grantee’s country, the broker’s country, or the country in which shares of Common Stock are listed, Grantee may be subject to insider trading restrictions and/or market abuse laws, which may affect Grantee’s ability to accept, acquire, sell or otherwise dispose of shares of Common Stock, rights to shares of Common Stock (e.g., Options) or rights linked to the value of shares of Common Stock during such times as Grantee is considered to have “inside information” regarding the Company (as defined by the laws or regulations in the relevant jurisdiction). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Grantee is responsible to comply with any applicable restrictions, and Grantee should speak to his or her personal advisor regarding this matter.
IN WITNESS WHEREOF, the parties hereunto agree to the terms and conditions set forth above and in the Summary.

RESMED INC.	GRANTEE

/s/ Michael J. Farrell	[Signature]

Chief Executive Officer	(Acceptance designated electronically at the plan administrator’s Web site)

APPENDIX I
Additional Terms and Conditions For Directors Outside the United States
This Appendix I includes additional terms and conditions that govern the Award granted to Grantee under the Plan if Grantee resides and/or works in a country outside the United States of America (or if Grantee later relocates to such a country). Certain capitalized terms used but not defined in this Appendix I have the meanings set forth in the Plan, the Agreement and/or the Summary.
1.Data Privacy Consent.
a)    Declaration of Consent. Grantee is declaring that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned below, including recipients located in countries which may not have a similar level of protection from the perspective of the data protection laws in Grantee’s country.
b)    Data Collection and Usage. The Company collects, processes and uses certain personal information about Grantee, including, but not limited to, Grantee’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, compensation, nationality, job title, any shares or directorships held in the Company, details of all Options under the Plan or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor (“Data”), for the purposes of managing Grantee’s participation in the Plan. The legal basis, where required, for the processing of Data is Grantee’s consent.
c)    Stock Plan Administration Service Providers. The Company transfers Data, or parts thereof, to Fidelity Stock Plan Services, LLC and certain of its affiliated companies (“Fidelity”), which assists the Company with the implementation, administration and management of the Plan. Grantee acknowledges and understands that Fidelity will open an account for Grantee to receive and trade shares of Common Stock acquired under the Plan and that Grantee will be asked to agree on separate terms and data processing practices with Fidelity, which is a condition of Grantee’s ability to participate in the Plan. In the future, the Company may select a different service provider and may share Data with such different service provider that serves in a similar manner.
d)    International Data Transfers. The Company and Fidelity are based in the United States. Grantee understands that his or her country may have enacted data privacy laws that are different from the laws of the United States. As a result, in the absence of appropriate safeguards such as standard data protection clauses, the processing of Grantee’s Data in the United States or, as the case may be, other countries might not be subject to substantive data processing principles or supervision by data protection authorities. In addition, Grantee might not have enforceable rights regarding the processing of his or her Data in such countries.
To the extent applicable to Grantee, the Company provides appropriate safeguards for protecting Data that it receives in the United States through its adherence to data transfer agreements entered into between the Company and Subsidiaries within the European Union. Otherwise, where required, the Company’s legal basis for the transfer of Data is Grantee’s consent.

e)    Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage Grantee’s participation in the Plan, or as required to comply with applicable law, exercise or defense of legal rights, and archiving, back-up and deletion processes.
f)    Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and Grantee is providing the consents herein on a purely voluntary basis. Grantee understands that he or she may withdraw consent at any time with future effect for any or no reason. If Grantee does not consent, or if Grantee later seeks to revoke his or her consent, Grantee's service as a Director will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to offer Options or other awards to Grantee or administer or maintain Grantee’s participation in the Plan.
g)    Data Subject Rights. Grantee understands that data subject rights vary depending on applicable law and that, depending on where Grantee is based and subject to the conditions under applicable law, Grantee may have, without limitation, the rights to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in Grantee’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, Grantee understands that he or she can contact the Company.
2.Foreign Assets/Account and Tax Reporting, Exchange Controls.
a)    Grantee’s country may have certain foreign asset, account and/or tax reporting requirements and exchange controls which may affect Grantee’s ability to acquire or hold shares of Common Stock under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of shares of Common Stock) in a brokerage or bank account outside Grantee’s country. Grantee understands that he or she may be required to report such accounts, assets or transactions to the tax or other authorities in Grantee’s country. Grantee also may be required to repatriate sale proceeds or other funds received as a result of participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. In addition, Grantee may be subject to tax payment and/or reporting obligations in connection with any income realized under the Plan and/or from the sale of shares of Common Stock. Grantee acknowledges that he or she is responsible for complying with all such requirements, and that Grantee should consult personal legal and tax advisors, as applicable, to ensure compliance.
b)    The Company shall not be liable for any foreign exchange rate fluctuation between Grantee’s local currency and the United States Dollar that may affect the value of the Options or of any amounts due to Grantee pursuant to the exercise of the Options or the subsequent sale of any shares of Common Stock acquired upon exercise.
3.Language. In the event Grantee has received this Agreement, including Appendices I and II, or any other document related to the Plan translated into a language other than English, the English version will control to the extent the meaning of the translated version differs from the English version.

APPENDIX II
Certain capitalized terms used but not defined in this Appendix II have the meanings set forth in the Plan, the Agreement, Appendix I and/or the Summary.
This Appendix II includes special and/or additional terms and conditions that govern the Options granted to Grantee under the Plan if Grantee is a resident of a jurisdiction outside of the United States and subject to the laws of such jurisdiction. These terms and conditions are in addition to or, if so indicated, in place of, the terms and conditions set forth in the Agreement. If Grantee is a citizen or resident of a country other than the one in which he or she is currently residing and/or transfers residency to another country after the grant of the Options, or is considered resident of another country for local law purposes, the Administrator shall, in its discretion, determine to what extent any country-specific terms and conditions contained herein shall be applicable to Grantee.
Belgium
There are no country-specific provisions.
Singapore
Sale of Shares. For any shares of Common Stock that are acquired within six months of the Grant Date, Grantee agrees that he or she will not dispose of the shares of Common Stock acquired prior to the six-month anniversary of the Grant Date, unless such sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”), or any other applicable provisions of the SFA.
Securities Law Information. The offer of the Plan is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of SFA and not with a view to the Options or shares of Common Stock being subsequently offered for sale to another party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.